EXHIBIT 77D
         for Growth & Income Trust

  At Board of Trustees meetings held on
  October 7-8, 1998, the following
  investment policies were eliminated:

          For all Portfolios --

  The Portfolio will not pledge or
  mortgage its assets beyond 15% of total assets.

  The Portfolio will not invest more
  than 5% of its total assets in securities of companies, including any predecessors, that have a record of less than three years continuous operations.

  The Portfolio will not invest more
  than 5% of its net assets in warrants.

  The Portfolio will not invest in exploration or development programs, such as oil, gas or mineral leases.

      For Equity Income Portfolio only

  The Portfolio will not purchase
  securities of an issuer if the board
  members and officers of the Fund,
  the Portfolio and the Advisor hold
  more than a certain percentage
  of the issuer's outstanding securities.
  If the holdings of all board members
  and officers of the Fund, the Portfolio
  and the Advisor who own more than
  0.5% of an issuer's securities are
  added together, and if in total they
  own more than 5%, the Portfolio will
  not purchase securities of that issuer.